Exhibit 5.1

Durham Jones & Pinegar, P.C. 192 East 200 North, Third Floor St. George, Utah 84770-2879 435.674.0400 435.628.1610 Fax www.djplaw.com

January 24, 2011

Parametric Sound Corporation
1941 Ramrod Avenue, Suite #100
Henderson, NV  89014

Re:	Registration Statement on Form S-8: 3,000,000 Shares of Common Stock, $.001 par value

Ladies and Gentlemen:

We have acted as special counsel to Parametric Sound Corporation, a Nevada corporation (the “Company”), in connection with the proposed issuance of up to 3,000,000 shares (the “Shares”) of common stock, $.001 par value, of the Company, pursuant to the Parametric Sound Corporation 2010 Stock Option Plan (the “Plan”). The Shares are included in a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 24, 2011 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the state laws of the State of Nevada, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Parametric Sound Corporation
January 24, 2011

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been issued by the Company against payment therefor, in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and exercised in accordance with the requirements of law, such corporate action and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Durham Jones & Pinegar, P.C.